EXHIBIT 4.9

Employment agreement – Ms Lynne M Peacock (as General Manager, Business Development)

DATED 29 May 2003

(1)           NATIONAL AUSTRALIA GROUP EUROPE LIMITED

-and-

(2)           Lynne Peacock

SERVICE AGREEMENT

THIS AGREEMENT is made on 29 May 2003

BETWEEN:

NATIONAL AUSTRALIA GROUP EUROPE LIMITED whose registered office is situated at 88 Wood Street, London, EC2V 7QQ (“the Company”);

and

Lynne Peacock (“the Executive”) of The Granary, Kennel Farm, Chelsham Road, Warlingham, Surrey CR6 9PA.

IT IS AGREED as follows:

1              APPOINTMENT

1.1           The Company shall employ the Executive and the Executive shall serve the Company as General Manager Business Development (the “Position”) reporting to the Chief Executive & Chief Operating Officer Europe.

2              COMMENCEMENT AND EMPLOYMENT

2.1           The Appointment shall take effect from no later than 1 November 2003 (the “Commencement Date”) and, subject to Clause 14 below, shall continue thereafter until terminated by either party giving written notice in accordance with Clause 2.2 (the “Employment”).

2.2           The Executive will be entitled to notice of termination from the Company of 6 calendar months and is required to give notice of termination to the Company of 3 calendar months.

2.3           Notwithstanding the terms of Clause 2.1 and 2.2, the Employment shall automatically terminate when the Executive reaches age 60.

2.4           The Executive’s period of continuous employment will begin no later than 1 November 2003.  No previous employment with any other employer shall be treated as continuous with the Employment.

3              DUTIES

3.1           The Executive shall be employed in the Position in which capacity she shall devote all her time, attention and skill to her duties hereunder and shall faithfully and diligently perform such duties and exercise such powers consistent therewith as may from time to time be assigned to or vested in her by the Company.

3.2           The Company reserves the right to assign to the Executive duties of a different nature either additional to or instead of those referred to in Clause 3.1 above, it being understood that she will not be assigned duties which she cannot reasonably perform or which would reasonably involve a reduction in status.

3.3           The Executive shall obey the reasonable and lawful orders of the Company, given by or with the authority of the Company, and shall comply with all the Company’s rules, regulations, policies and procedures from time to time in force.

3.4           The Executive may be required in pursuance of her duties to perform services not only for the Company but also for any Group Company and, without further remuneration (except as otherwise agreed), to accept any such office or position in any Group Company which is consistent with her position with the Company, as the Company may from time to time reasonably require.  The Company may at its sole discretion assign the Executive’s employment to any Group Company on the same terms and conditions as set out herein.

3.5           The Executive’s normal working hours shall be 9.00am to 5.00pm Monday to Friday, and such additional hours (without further remuneration) as are necessary for the proper performance of her duties of employment (including any such hours which exceed the maximum weekly working time limit of 48 hours imposed by the Working Time Regulations 1998 or any re-enactment thereof).

4              EXCLUSIVITY OF SERVICE

4.1           The Executive shall not (without the prior written consent of the Company) during the Employment directly or indirectly be interested in, engage in, be concerned with, or provide services to, any other person, company, business entity or other organisation whatsoever (whether as an employee, officer, director, agent, partner, consultant or otherwise) PROVIDED THAT the Executive may hold up to 5% of any securities in a company which is quoted on any recognised Stock Exchange.

4.2           Subject to any written regulations issued by the Company which may be applicable to her, the Executive or her Immediate Relatives shall not be entitled to receive or obtain directly or indirectly any discount, rebate, commission or other benefit in respect of any business transacted (whether or not by her) by or on behalf of the Company or any Group Company and if she, her Immediate Relatives or any company or business entity in which she is interested, shall directly or indirectly obtain any such discount, rebate, commission or other benefit she shall forthwith account to the Company or Group Company for the amount received or value of the benefit so obtained.

4.3           The Executive confirms that she has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Group Company, and the Executive or her Immediate Relatives, and she agrees to disclose fully to the Company any such circumstances which may arise during the Employment.

5              REMUNERATION

5.1           The Company shall pay to the Executive a base salary of £300,000, payable monthly in arrears by equal instalments.  The Executive’s salary will be reviewed on 1st January each year and the next review will be 1st  January 2004. At this review there is no obligation on the part of the Company to increase the base salary but it shall not be decreased.

5.2           The Executive shall also be eligible to receive further remuneration by way of a performance incentive calculated in accordance with, and subject to, Schedule 1 attached hereto.

6              EXPENSES

The Company shall reimburse to the Executive (against receipts or other satisfactory evidence) all reasonable business expenses properly incurred and defrayed by her in the course of the Employment.

7              DEDUCTIONS

The Company shall be entitled at any time during the Employment, or in any event on termination (howsoever arising), to deduct from the Executive’s remuneration hereunder any monies due from her to the Company or any Group Company including but not limited to any outstanding loans, advances, relocation expenses excess holiday and any other monies owed by her to the Company or any Group Company.

8              BENEFITS

8.1           The Executive will be eligible for a range of benefits which are described in Schedule 2.

8.2           The Executive will be eligible to participate in the National Australia Bank Executive Share Option Plan No.2 (“the Option Plan”) and the National Australia Bank Performance Rights Plan (“the Performance Rights Plan”) in accordance with the rules of the Option Plan and the Performance Rights Plan as applicable from time to time. Subject to any legal or regulatory requirements, including under relevant stock exchange listing rules, the Company will, in November 2003, procure that National Australia Bank Limited offers the Executive the right to be granted 50,000 options under the terms of the Option Plan rules and the right to obtain 12,500 performance rights under the terms of the Performance Rights Plan rules.

9              PLACE OF WORK

9.1           The Executive’s normal place of work shall be at the Company’s London head office.

9.2           In the performance of his duties hereunder, the Executive will be required to travel and work both throughout and outside the United Kingdom and in particular he will be required to travel to and work in Australia in the course of her employment. The Executive may be required to work overseas for periods in excess of one month at any one time.

10           SICKNESS BENEFITS

10.1         The Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by it, in which event the Company will bear the cost thereof.

10.2         If the Executive is absent from work due to sickness or injury she shall:

(a)           immediately inform the Company of her sickness or injury;

(b)           in respect of a consecutive period of absence lasting less than 8 days (including weekends), send to the Company a self-certification form in a format  stipulated by the Company; and

(c)           in respect of any absence exceeding 7 consecutive days (including weekends), send to the Company a medical certificate signed by a doctor covering the further consecutive period of absence.

10.3         Subject to the Executive complying with the terms of Clause 10.2, the Company may, at its sole discretion continue to pay full basic salary during any period of absence due to sickness or injury for up to a maximum period of 26 weeks and thereafter a sum equivalent to 50% of basic salary during any further period of absence due to sickness or injury for up to a maximum period of 26 weeks unless the Employment is terminated in terms of Clauses 2.2 or 14.

10.4         Payment of the basic salary in terms of Clause 10.3 shall be made less:

(a)           an amount equivalent to any Statutory Sick Pay payable to the Executive;

(b)           any sums which may be received by the Executive under any permanent health or any other insurance policy effected by the Company; and

(c)           any other benefits to which the Executive may be entitled hereunder or under any relevant legislation.

10.5         Once the Executive has received, at the discretion of the Company, sick pay under Clause 10.3, the Executive shall have no right to any benefit or emolument from the Company during any further period of sickness absence except any remaining entitlement to Statutory Sick Pay.

10.6         Where any payments are made to the Executive under any permanent health insurance scheme or arrangement all other benefits provided to or in respect of the Executive by the Company will cease immediately (if they have not done so already) except those benefits for which the Company received reimbursement in full of the total cost to it of the benefit, from the insurer under the appropriate scheme or arrangement.

11           HOLIDAYS

11.1         The Executive shall be entitled to receive her normal remuneration for all Bank and Public holidays as detailed in the NAG Employee Handbook and related to base country. She will also be entitled to 30 working days’ holiday in each holiday year (the period from March to end February).  The Executive may only take her holiday at suitable and convenient times to the Company.

11.2         The entitlement to holiday during the first and last years shall accrue on a pro rata basis for each complete month of service in the holiday year.

11.3         The Company reserves the right, at its sole discretion, to require the Executive to take any outstanding holiday during any notice period or to make payment in lieu thereof.

11.4         The Company shall, upon termination of the Employment, make payment in lieu of any outstanding holiday which has accrued but has not been taken by the Executive.  The Executive will be required to make a payment to the Company in lieu of any holiday taken in excess of the Executive’s accrued holiday entitlement at the date of termination of Employment.  Any sums due may be deducted from any money owing to the Executive.

11.5         Holiday entitlement for one holiday year cannot be taken in subsequent holiday years.  Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken, without any right to payment in lieu thereof.

12           PENSION AND DEATH BENEFITS

12.1         The Company shall pay annual contributions to a personal pension scheme nominated by the Executive and approved under Chapter IV of Part XIV of the Income and Corporation Taxes Act 1998 (the “Scheme”). The Executive shall provide to the Company such particulars of the Scheme which is to apply for the purposes of this clause and such other information in relation to the Scheme as the Company may reasonably require from time to time. The contribution shall be paid to the Scheme on or about the anniversary of the actual commencement date in each yearof employment and in respect of part years of employment the Executive shall be entitled to a pro rata contribution.

The Company’s contributions, subject to the following paragraph, will be an amount equal to  25% of the Executive’s basic salary. However, this is subject to any Inland Revenue restrictions from time to time in force on the amount that may be contributed without tax being charged or other adverse tax consequences. Inland Revenue restrictions currently specify a maximum annual contribution as a percentage of  the Executive’s relevant earnings in respect of the appropriate year of assessment (having regard to any contributions to the scheme or to any other arrangement paid by the Executive) (as mentioned in section 640 of the Income and Corporation Taxes Act 1988), and an earnings cap applied as at the date of payment of the contribution (pursuant to section 640A of the Income and Corporation Taxes Act 1988).

If the amount that can be contributed to the Scheme in accordance with Inland Revenue restrictions (the “Approved Contribution”) is less than 25% of the Executive’s basic salary in any appropriate year of assessment (“the Total Contribution”), the Company shall pay a sum equal to the difference between the Total Contribution and the Approved Contribution by way of an additional payment of annual salary in any appropriate year of assessment. The Company shall not be liable for any tax liability incurred by the Executive in respect of such payments.

12.2         A contracting-out certificate under the Pension Schemes Act 1993 is not in force in respect of the Employment.

13           CONFIDENTIALITY

13.1         The Executive shall neither during the Employment nor at any time after the termination thereof (howsoever arising) directly or indirectly: -

(a)           use for her own purposes or those of any other person, company, business entity or other organisation whatsoever; or

(b)           disclose to any person, company, business entity or other organisation whatsoever; or

(c)           through any failure to exercise due care and diligence, cause any unauthorised disclosure of any trade secrets or confidential information;

relating or belonging to the Company or any Group Company or its financial information and plans, designs, formulae, product lines, financial and business dealings, research activities, any document marked ‘Confidential’ or which the Executive is told is ‘Confidential’ or which she might reasonably expect the Company or any Group Company would regard as ‘Confidential’ or any information which has been given to the Company or any Group Company in confidence.

13.2         Nothing in Clause 13.1 above shall prevent the Executive from:-

(a)           using her own personal skills and expertise after the termination of her employment with the Company;

(b)           using or disclosing such information for the proper performance of her duties or as authorised by the Company; or

(c)           disclosing such information if required to do so by a Court or similar authority.

13.3         The obligations contained in Clause 13.1 above shall continue to apply without limitation of time following the termination of the Employment, howsoever arising, but they shall cease to apply to any information or knowledge which may subsequently come into the public domain other than by way of unauthorised disclosure.

14           TERMINATION

14.1         Notwithstanding Clause 2 above, the Company may terminate the Employment with immediate effect and without any payment in lieu of notice if the Executive: -

(a)           is guilty of dishonesty or other gross misconduct (which shall include the following (but is not exhaustive): -

(i)            serious mismanagement of personal finances;

(ii)           concealing errors and omissions, or attempting to protect others who have done so;

(iii)          unlawful discrimination against any individual or group contravening the Company’s Equal Opportunities Policy including acts of intimidation, harassment, victimisation, bullying or assault;

(iv)          abuse of the Occupational Sick Pay Scheme, as defined in that Scheme;

(v)           misrepresenting reasons for absence from work whilst undertaking work, paid or unpaid, for another employer or person;

(vi)          dishonesty whether for personal gain or for the benefit of any other person; in particular, stealing, borrowing, misappropriating or converting money, information goods or documents belonging to the Company or its customers;

(vii)         being convicted of a criminal offence which by its nature detracts from the individual’s suitability to carry out her duties; or, where the penalty imposed for any offence makes it impossible or impracticable to continue employment;

(viii)        carrying out transactions / processing on her accounts or accounts belonging to friends or family members, without the appropriate mandate;

(ix)           unauthorised disclosure of confidential information detrimental to the Company’s interests;

(x)            sabotage or vandalism of Company equipment or buildings; or deliberately damaging the property of another person whilst in the course of employment;

(xi)           provision of the Company’s products or services when there is reason to suspect that these facilities may be used for criminal or illegal activity;

(xii)          any other misconduct judged by the Company to be of sufficient seriousness to warrant summary dismissal,
or

(b)           or gross incompetence or wilful neglect of duty or,

(c)           if she commits any other serious breach of this Agreement or -

(i)            acts in any manner (whether in the course of performing her duties or otherwise) which is likely to bring the Executive, the Company or any Group Company into disrepute; or

(ii)           is convicted of an indictable criminal offence; or

(iii)          becomes bankrupt, applies for or has made against her a receiving order, makes any composition with her creditors or commits an act of bankruptcy; or

(iv)          resigns as a director of the Company or any Group Company (without the Company’s written consent); or

(v)           becomes of unsound mind; or

(vi)          shall be guilty of continuing unsatisfactory conduct or performance of her duties, after having received a written warning from the Company relating to the same.

The above grounds are given by way of illustration only and are not an exhaustive list of reasons for summary dismissal.

14.2         Notwithstanding Clause 2, the Company may terminate the Employment by giving, in writing, not less than statutory notice, if the Executive has been prevented by reason of ill health, injury or some other reason beyond her control, from performing her duties under this Agreement for a period or periods aggregating at least ninety days in the preceding period of twenty four consecutive months.

14.3         On the termination of the Employment, howsoever arising, the Executive shall forthwith return to the Company in accordance with its instructions all correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or any Group Company or any of its or their clients (including but not limited to the Company’s car, keys, credit cards, passes) which are in her possession or under her control.

14.4         The Company shall be entitled at its sole discretion:

(a)           to terminate the employment immediately either instead of or at any time after notice of termination being given (by either the Company or the Executive) and  pay the Executive in lieu of any salary only (and excluding any bonus, incentive, compensation  in respect of the company car or other benefits) to which the Executive would have been entitled to during any notice period outstanding on the last day of Employment; or

(b)           to require the Executive not to attend at work (the “Garden Leave”) and/or not to undertake any work or duties or to carry out different duties commensurate with her status during any period of notice (whether given by the Executive or the Company).  For the avoidance of doubt during any period of Garden Leave the Executive may be required to refrain from contacting any employee or client of the Company or Group Company and will not be entitled to work for any other person or business during any Garden Leave.

14.5         The termination of the Employment shall be without prejudice to any right the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement  which may have occurred prior to such termination.

15           RESTRICTIONS AFTER TERMINATION

15.1         Definitions

Since the Executive is likely to obtain confidential information in the course of the Employment and personal knowledge of and influence over suppliers, customers, clients and employees of the Company and Group Companies, the Executive hereby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon her by law, she will be bound by the covenants and undertakings contained in Clauses 15.2 to 15.5.  In this Clause 15.1, unless the context otherwise requires:

“Critical Employee” means any person who was a director, employee or consultant of the Company at any time within the Relevant Period who by reason of that position and in particular her seniority and expertise or knowledge of confidential information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if she were to leave the employment of the Company and become employed by a competitor of the Company;

“Customer” means any person to which the Company distributed, sold or supplied Restricted Goods or Restricted Services during the Relevant Period and with which, during that period either the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of employment with the Company, but always excluding therefrom, any division, segment, branch or office of such person with which the Executive and/or any such employee had no dealings during that period;

“Prospective Customer” means any person with which the Company had discussions during the Relevant Period regarding the possible distribution, sale or supply of Restricted Goods or Restricted Services and with which during such period the Executive, or any employee who was under the direct or indirect supervision of the Executive, had material dealings in the course of employment by the Company, but always excluding therefrom any segment, division, branch or office of that person with which the Executive and/or any such employee had no dealings during that period;

“Relevant Period” means the period of one year immediately preceding the Termination Date;

“Restricted Area” means:

(a)           UK and the Republic of Ireland; and/or

(b)           any other country in the world where, on the Termination Date, the Company dealt in Restricted Goods or Restricted Services;

“Restricted Goods” means any products by the Company and with which the duties of the Executive were materially concerned or for which she was responsible during the Relevant Period, or any products of the same type or materially similar to those products;

“Restricted Period” means the period of 6 months commencing on the Termination Date;

“Restricted Services” means any services (including but not limited to technical and product support, technical advice and customer services) supplied by the Company and with which the duties of the Executive were materially concerned or for which she was responsible during the Relevant Period, or any services of the same type or materially similar to those services;

“Supplier” means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and with which, during that period, the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of employment with the Company; and

“Termination Date” means the date upon which the Employment terminates.

15.2         Restrictive covenants

The Executive confirms that, neither during the Employment nor during the Restricted Period, without the prior written consent of the Company, whether by herself, through her employees or agents or otherwise and whether on her own behalf or on behalf of any person, directly or indirectly, she will not:-

(a)           so as to compete with the Company solicit business from or canvas any Customer or Prospective Customer in respect of Restricted Goods or Restricted Services;

(b)           so as to compete with the Company accept orders from, act for or have any business dealings with, any Customer or Prospective Customer in respect of Restricted Goods or Restricted Services;

(c)           so as to compete with the Company within the Restricted Area, be employed or engaged in an executive capacity in a  business which is involved in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Goods or Restricted Services, if the business is or seeks to be in competition with the Company.  For the purposes of this sub-clause, acts done by the Executive outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to distribute, sell, supply or otherwise deal with Restricted Goods or Restricted Services in the Restricted Area;

(d)           solicit or induce or endeavour to solicit or induce any person who, on the Termination Date, was a Critical Employee (and with whom the Executive had dealings during the Relevant Period) to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(e)           employ or otherwise engage any Critical Employee in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Goods or Restricted Services if that business is, or seeks to be, in competition with the Company; or

(f)            solicit or induce or endeavour to solicit or induce any Supplier to cease to deal with the Company and shall not interfere in any way with any relationship between a Supplier and the Company.

15.3         Application of restrictive covenants to other Group Companies

Clause 15.2 shall also apply as though references to the “Company” include references to each Group Company in relation to which the Executive has in the course of the Employment or by reason of rendering services to or holding office in such Group Company:-

(a)           acquired knowledge of its trade secrets or confidential information; or

(b)           had personal dealings with its Customers or Prospective Customers; or

(c)           supervised directly or indirectly employees having personal dealings with its Customers or Prospective Customers,

but so that references in Clause 15.1 to the “Company” shall for this purpose be deemed to be references to the relevant Group Company.  The obligations undertaken by the Executive pursuant to this Clause 15.3 shall, with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company.

15.4         Effect of suspension on Restricted Period

If the Company exercises its right to suspend the Executive’s duties and powers under Clause 14.4 after notice of termination of the Employment has been given, the aggregate of the period of the suspension and the period after the Termination Date for which the covenants in this Clause 15 shall apply shall not exceed 9 months and if the aggregate of the two periods would exceed 9 months, the period after the Termination Date for which the covenants in this Clause 15 shall apply shall be reduced accordingly.

15.5         Further undertakings

The Executive hereby undertakes with the Company that she will not at any time:-

(a)           during the Employment or after the Termination Date engage in any trade or business or be associated with any person engaged in any trade or business using the name(s) or incorporating the word(s) National Australia Group (Europe) Limited/Clydesdale Bank PLC/Yorkshire Bank PLC/Northern Bank Limited/National Irish Bank Limited; or

(b)           after the Termination Date represent or otherwise indicate any association or connection with the Company or any Group Company or for the purpose of carrying on or retaining any business represent or otherwise indicate any past association with the Company or any Group Company.

15.6         Severance

The restrictions in this Clause 15, the terms of which have been fully explained to the Executive, as the Executive hereby acknowledges, are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances.  It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if some part of it were deleted or the length of time or the geographical coverage of the restrictions reduced, the relevant restriction or restrictions shall apply with such deletion(s) or reduction(s) as may be necessary to make it or them valid and enforceable.

16           DIRECTORSHIPS

16.1         The Executive shall forthwith resign (without claim for compensation) from all directorships and other offices she may hold from time to time with the Company or any Group Company in the event of: -

(a)           the termination of her employment, howsoever arising; or

(b)           either the Company or the Executive serving on the other notice of termination of the Employment; or

(c)           the Company exercising its rights under Clause 14.4(b) above.

16.2         In the event of the Executive failing to comply with her obligations within Clause 16.1 above, she hereby irrevocably authorises the Company to appoint some person in her name and on her behalf to sign any documents, and/or do all things necessary or requisite, to give effect to such resignations as referred to in Clause 16.1 above.

17           DISCIPLINARY ISSUES

Any disciplinary issues will be dealt with by the line manager.

18           GRIEVANCE

If the Executive has any grievance relating to the Employment, she should raise it with the line manager.

19           FSA COMPETENCE REQUIREMENTS

19.1         The Executive must comply with any regulatory and compliance requirements which apply to the Position, including (but not limited to):

(a)           the Code of Conduct for Dealings in Investments by Directors and Employees;

(b)           the Code of Conduct for Handling Investment Business for Customers; and

(c)           the Financial Services and Markets Act 2000 (“FSMA”), all applicable secondary legislation made under the FSMA and all applicable rules, regulations and guidance of the Financial Services Authority (“FSA”) and any other statutory body involved in regulation of the activity carried out by the Executive in the Position or otherwise in the course of the Employment. [Subject to review in light of specific duties of the Executive.]

The Company may take disciplinary action, up to and including dismissal, if the Executive does not comply with these requirements.

19.2         The Position is subject to statutory regulation by the Financial Services Authority (“FSA”).  FSA Regulations require that, in order to perform the Position, the Executive must be assessed as competent on an ongoing basis, in line with appropriate criteria.  If the Executive fails to meet the appropriate standard of competence, the Company would be in contravention of its obligations under the FSA Regulations if it permitted the Executive to continue to work in the Position.  The Company will therefore take appropriate action to fulfil its regulatory obligations, which may result in termination of the Employment.

19.3         The Company shall provide to the Executive all reasonable assistance, training, support and access to advice (at the cost of the Company) in connection with statutory regulatory and compliance requirements.

20           DATA PROTECTION

The Executive acknowledges and agrees that the Company is permitted to hold personal information about the Executive as part of its personnel and other business records and may use such information in the course of the Company’s or the Group’s business.  The Executive agrees that the Company may disclose such information to third parties in the event that such disclosure is in the Company’s view required for the proper conduct of the Company’s business or that of any Group Company.  This Clause applies to information held, used or disclosed in any medium.

21           SEVERABILITY

The various provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this Agreement.

22           WARRANTY

The Executive represents and warrants that she is not a party to any agreement, arrangement, contract, understanding or otherwise, which would in any way directly or indirectly restrict or prohibit her from fully undertaking or performing the duties of the Employment, or any of them, in accordance with the terms and conditions of this Agreement.

23           NOTICES

Any notice to be given hereunder may be delivered, or be sent by first class post addressed, if to the Company, to its registered office for the time being or, if to the Executive, to her address stated in the heading of this Agreement or otherwise her address last known to the Company.  Notices served by post shall be deemed served on the second business day after the date of posting.  For the purposes of this clause, “business day” means a day on which the Company is open for business in the place both of posting and of address of the notice.

24           DEFINITIONS

In this Agreement the following words and expressions shall have the meanings set out below:

“Employment” means the employment of the Executive under this Agreement or as the contract requires, the duration of the employment;

“Group” means all of the Group Companies;

“Group Company” means the Company, or a company which is from time to time its holding company or subsidiary of the Company or its holding company and “holding company” and “subsidiary” shall have the meanings ascribed to them under section 736 Companies Act 1985 (as amended).  Associated employer has the meaning ascribed to it in section 231 Employment Rights Act 1996;

“Immediate Relatives” shall include husband, wife, common law spouse, partner, children, brothers, sisters, parents, grandparents, and the aforesaid relatives by marriage.

All references in this Agreement to the termination of the Executive’s employment “howsoever arising” (or such similar expressions) shall be treated as including but not limited to such termination by the Executive or the Company (with or without notice), by operation of law, and whether or not such termination is connected with or results from a repudiatory breach of this Agreement on the part of the Executive or the Company.

25           NAG EMPLOYEE HANDBOOK

The NAG Handbook is not contractual for the purposes of the Executive’s employment and may be amended from time to time by the Company at its sole discretion and without giving the Executive prior warning.  The NAG handbook does not apply to the Position except as expressly provided for in this Agreement or as the context requires.

26           EQUAL OPPORTUNITIES

The Company is committed to a policy of Equal Opportunities. Details of this Policy together with the Equal Opportunities Complaints Procedure can be found in the NAG Handbook.

27           MISCELLANEOUS

27.1         This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and the Executive all of which shall be deemed to have been terminated by mutual consent.  This Agreement constitutes the entire Agreement between the parties as to the subject-matter hereof and no waiver or modification hereof shall be valid unless in writing, signed by the parties and only to the extent therein set forth.

28           GOVERNING LAW

This Agreement is governed by and construed in accordance with English law.

[AS WITNESS the hands of a duly authorised officer of the Company and of the Executive the day and year first before written.]/[IN WITNESS WHEREOF this Agreement is executed as follows:-]

SIGNED by		)
Ross Pinney	[Original signed]
)
)
For and on behalf of		)
National Australia Group Europe Limited		)

SIGNED by the said		)
Lynne Peacock	[Original signed]	)

ERP

SCHEDULE 1

Annual EVA Incentive

The Executive will be eligible to participate in the Company’s EVA Incentive Plan (“the Incentive Plan”).

The first payment under the Incentive Plan will be prorated in respect of the period from the Commencement Date to 30 September 2004.

The Incentive Plan provides for payments as a percentage of Basic Salary, and reflects the Economic Value Added performance of the Group and of business units, as well as individual performance.  The target incentive is 80% of base salary.

Payments are made following the end of the financial year to which they apply, and determination of Group, business unit, and individual performance for that year. No EVA incentive payment will be payable to the Executive after the date upon which the Company invokes Clause 14.4 of this agreement.

SCHEDULE 2

Company Car

The Executive shall have the use of a company car subject to and in accordance with the terms of the Company Car Policy, being a vehicle appropriate for the Executive’s use in performing his duties hereunder. The Executive shall be entitled to receive a vehicle equivalent to a monthly lease value totalling £15,000 per annum.

Alternatively, in lieu of the provision by the Company of a car, the Executive may elect to receive an amount equivalent to the monthly lease value totalling £15,000 per annum.

Full details can be found in the attached copy of the Policy.

National Partnership Share Plan

The Executive will be eligible to join the Partnership Share Plan provided they are an employee of a participating Company within the National, have at least 6 months continuous service and are a UK resident for tax purposes.   Further details are available in the NAGE Employee Handbook.

Medical Cover

The Executive and her family shall be entitled to participate in the Company’s private medical insurance scheme (PPP) subject to and in accordance with the Scheme rules, with the Company paying 100% of the annual subscription rate. The Company reserves the right, at its sole discretion, to change the scheme and the level of benefits provided thereunder. Further details are available from Human Resources Shared Services Administration.

Discounted Mortgage / Loans

The Executive is eligible for a discounted mortgage and / or loan subject to the rules of the Company from time to time.